Exhibit (p)(9)
Code of Ethics
Threadneedle operates in an international service industry and the core of such an industry is the people who work within it.
Our successes as a firm — effective marketing and sales, fund management performance and good client service — are all a product of the quality and the performance of individuals in the firm working together, supported by the operations, systems and infrastructure we have built.
Likewise, the strength of Threadneedle’s reputation is also the product of the integrity and competence of each individual within Threadneedle and their contribution to the firm’s operating and controls environment.
In that connection, I’m pleased to introduce you to the Threadneedle Code of Ethics — our firm’s most important document for employees. Not only does it outline the basic ethical standards applicable to all Threadneedle employees, it also helps define our corporate culture and values. Most importantly, it provides the basis for how we should act while representing Threadneedle, our brand and our stakeholders.
Adhering to our Code of Ethics is a non-negotiable requirement of employment at Threadneedle. To that end, it’s imperative that all of us digest our Code of Ethics as a critical step toward fulfilling our vision of becoming the investment manager of choice.
Consequently I ask you to read the Code carefully, ensure that you understand it fully and take it onboard in your day-to-day activities on behalf of Threadneedle.
Sincerely,
30th November 2009
Crispin Henderson
Chief Executive
Seven Ethical Standards
1. Acting with Integrity
Threadneedle expects that all its employees will act with integrity in every aspect of their work. This means acting in a manner which is straightforward, open, honest and cooperative, in all dealings with everyone with whom their work brings them into contact, including clients, suppliers, other staff and regulators. It also means that no employee should ever act in a manner in which his own personal interests conflict or may appear to conflict with those of Threadneedle or its customers.
In addition, employees should be alive to the danger that others may not have such high standards, and to the risk which fraud and other unethical behaviour represent to Threadneedle, its clients and its reputation. In the event that any employee becomes aware of any existing or potential violation of Threadneedle’s Ethical Standards then they should promptly notify the appropriate line manager or the General Counsel, or ring the Safecall hotline.

2. The Interests of the Client
We are committed to earning the trust of our clients, as the basis for building long-term relationships with them. Our clients come to us for first class investment management services. The revenue of our business is the fees they agree to pay us in return. All employees should treat all our clients fairly and openly in all respects. Our role as stewards of our clients’ money also gives us fiduciary obligations to them which we strive to honour at all times.
3. Maintaining Confidentiality
Employees should ensure that confidential information about Threadneedle and its clients’ affairs and other personal data is kept confidential and in no circumstances is ever abused. All personal data and information concerning Threadneedle’s business should be dealt with in accordance with our Confidentiality Policy.
4. Working with Skill, Care and Diligence
All employees should carry out their responsibilities with all reasonable skill, care and diligence. They should strive to maintain and improve their professional competence. Staff should strive to identify and raise potential issues before they become problems. When problems do arise, staff should inform their managers without delay.
Threadneedle maintains sophisticated governance and risk management policies which all employees should observe.
5. Treating others with Dignity and Respect
Threadneedle is committed to providing a workplace that is diverse and free from any form of discrimination, bullying or harassment. Employees represent a variety of age groups, ethnicities, family structures, races, religions, sexual orientations, nationalities and levels of mental and physical abilities. This diversity enriches our creativity, innovation and reputation. All employees should treat with dignity and respect all those with whom their work brings them into contact.
Threadneedle and its staff will give due consideration to the impact of our business on the environment and on the communities in which it operates.
6. Complying with the Law
Employees will act so as to ensure that they and Threadneedle observe all laws and regulations applicable to Threadneedle’s business.
7. Protecting the Threadneedle Franchise
Employees are encouraged to take pride in Threadneedle’s brand, reputation and franchise. In the course of their work they should at all times act to maintain and promote them. Threadneedle encourages employees to advance our legitimate business interests whenever the opportunity to do so arises.
Related Policies & Procedures
-Whistleblowers’ Policy
-Disciplinary Procedure
-Personal account dealing Policy
-Gifts and other benefits Policy
-Anti-Bribery and FCPA (to be written)
-Insider dealing and market abuse

-Equal opportunities Policy
-Diversity Policy
-Harassment and bullying policy
-Portfolio release Policy
-Conflicts of Interests
-Treating Customers Fairly
-Confidentiality Policy
-Data Protection Policy
-Information Security Policy
-Training and Competence Policy
Please note:This document is the property of Threadneedle. It contains references to policies and procedures that are confidential. This document is not to be copied and may not be passed to anyone other than a current Threadneedle employee without the Express consent of the Threadneedle Compliance Team.